Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKELAND FINANCIAL CORPORATION ANNOUNCES CAPITAL PURCHASE PROGRAM INVESTMENT

Capital Will Be Targeted for Continued Loan Growth

Warsaw, Indiana (February 27, 2009) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced today that it has agreed to participate in the U.S. Treasury Capital Purchase Program and has sold preferred, non-voting shares of stock valued at $56 million to the U.S. Treasury Department under the terms of the program. Treasury also received warrants to purchase shares of the Company’s common stock. Treasury announced the Capital Purchase Program in October 2008, which encourages financial institutions to build capital to help increase the flow of financing to businesses and consumers in order to support the economy.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “With 21 consecutive years of record earnings performance, Lake City Bank has proven that it is well positioned to continue its role as a leader in Indiana banking. This capital will further bolster an already strong balance sheet and provide us with additional flexibility to serve our growing commercial and retail client base. It is important to recognize that we made the decision to accept it based upon our belief that we have a responsibility to participate in the program and the fact that strong and healthy financial institutions like Lake City Bank have been encouraged by our federal regulators to participate.”

“Much has been said recently about the absence of traditional lending by the banking industry in these tough times. Clearly, those industry critics haven’t looked at our balance sheet. During 2008, we increased total loans by more than $300 million, or 20%. This significant increase in loans represents a continuation of our long-standing practice of supporting our clients, in both good times and bad. We recognize that the Bank has an important role in contributing to the economic strength and expansion of our Indiana markets and we continue to demonstrate this through our leadership role as one of the largest lenders in our markets”, added Kubacki.

Kubacki further commented, “While we have made the decision to participate in the program, it is our intention to consider appropriate funding alternatives to plan for the redemption of this preferred investment as soon as practical and allowable by our primary regulator. We have always been focused on creating sustainable and long-term value for common shareholders and we believe that redemption at the earliest possible time with appropriate terms will be in the best interests of these shareholders.

We will work toward redemption on terms that will maintain the capital strength of our balance sheet and provide for continued success in the future for the Company and its common shareholders.”

“Critical to the business plan at Lake City Bank are community service and active business development efforts. These initiatives have an important role in our financial success as they affirm our position as a community-oriented business partner. While it’s important for everyone to know that this preferred stock investment will be directed toward providing capital strength for future loan growth, it is also important to understand that we will continue to be good partners in our communities. These business development and brand awareness efforts are critical to our success and will continue to be funded, as they always have been, by our operating profits, and not by the capital provided by this program”, concluded Kubacki.

Lakeland Financial Corporation is a $2.4 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

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